UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Endocyte, Inc.
(Name of Registrant as Specified In Its Charter)

Novartis AG
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Disclaimer

This communication contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, that can generally be identified by words such as “potential,” “expected,” “will,” “planned,” “pipeline,” “outlook” “agreement to acquire” or similar expressions, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for the investigational or approved products described in this communication, or regarding potential future revenues from such products, or regarding the proposed acquisition of Endocyte, Inc. (“Endocyte”) by Novartis including the potential outcome and expected timing for completion of the proposed acquisition, and the potential impact on Novartis of the proposed acquisition, including express or implied discussions regarding potential future sales or earnings of Novartis, and any potential strategic benefits, synergies or opportunities expected as a result of the proposed acquisition.  You should not place undue reliance on these statements.  Such forward-looking statements are based on our current beliefs and expectations regarding future events, and are subject to significant known and unknown risks and uncertainties.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements.  There can be no guarantee that the investigational or approved products described in this communication will be submitted or approved for sale or for any additional indications or labeling in any market, or at any particular time.  Nor can there be any guarantee that such products will be commercially successful in the future.  Neither can there be any guarantee that the proposed acquisition described in this communication will be completed, or that it will be completed as currently proposed, or at any particular time.  There can be no guarantee that Novartis or any potential products that would be obtained with Endocyte will achieve any particular future financial results, or that Novartis will be able to realize any potential strategic benefits or opportunities as a result of the proposed acquisition.  In particular, our expectations regarding such products matters could be affected by, among other things, the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally, including potential regulatory actions or delays with respect to the development of the products described in this communication, as well as potential regulatory actions or delays relating to the completion of the proposed acquisition described in this communication; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political and economic conditions; safety, quality or manufacturing issues; the ability to obtain Endocyte stockholder approval and the satisfaction of the other conditions to the consummation of the proposed acquisition; the potential that the strategic benefits or opportunities expected to result from the proposed acquisition may not be realized or may take longer to realize than expected; the potential that the integration of Endocyte into Novartis subsequent to the closing of the proposed acquisition may not be successful, or may take longer to succeed than expected; potential adverse reactions to the proposed acquisition by customers, suppliers or strategic partners; dependence on key Endocyte personnel, customers and suppliers; uncertainties regarding actual or potential legal proceedings, including, among others, potential legal proceedings with respect to the proposed acquisition; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s current Form 20-F on file with the US Securities and Exchange Commission (the “SEC”).  Novartis is providing the information in this communication as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Endocyte by Novartis AG. In connection with the proposed acquisition, Endocyte filed a preliminary proxy statement with the SEC on October 31, 2018, and intends to file other relevant materials with the SEC, including Endocyte’s proxy statement in definitive form. Stockholders of Endocyte are urged to read these materials (including any amendments or supplements thereto) and all other relevant documents filed with the SEC when such documents become available, including Endocyte’s definitive proxy statement, because they will contain important information about the proposed acquisition. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or from Endocyte by going to its investor relations web site at http://investor.endocyte.com/investor-relations.

Participants in Solicitation

Novartis AG and its directors and executive officers, and Endocyte and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Endocyte shares of common stock in respect of the proposed acquisition. Information about the directors and executive officers of Novartis AG is set forth in the excerpts of Novartis AG’s Annual Report for 2017, which was furnished to the SEC on Form 6-K on January 24, 2018 and incorporated by reference into Novartis AG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017. Information about the directors and executive officers of Endocyte is set forth in the proxy statement for Endocyte’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2018. Information regarding interests of Endocyte’s participants in the solicitation is set forth in Endocyte’s preliminary proxy statement relating to the proposed acquisition, and will be set forth in other materials to be filed with the SEC relating to the proposed acquisition, including Endocyte’s definitive proxy statement.

On November 5, 2018, Novartis AG (“Novartis”) hosted a conference call and webcast in connection with its R&D and investor update.  Set forth below are excerpts from the transcript of such conference call and webcast relating to Novartis’ proposed acquisition (the “Proposed Acquisition”) of Endocyte, Inc.

Samir Shah - Novartis AG - Global Head of IR

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

So with that, I’m going to actually have to read through the safe harbor statement. It’s my claim to fame in Novartis. So the information presented today contains forward-looking statements that involve known and unknown risks, uncertainties and other factors. Of course, the results which we — may be materially different from what are implied from our presentation. And please refer to the company’s Form 20F on file with the U.S. Securities and Exchange Commission for a description of some of these events.

With that, I’m going to hand across to John Tsai. John Tsai is Head of Global Drug Development, and he joined Novartis quite recently. So John?

John Tsai - Novartis AG - Head of Global Drug Development & Chief Medical Officer

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

Lastly, with regards to radioligand therapy, you’ve heard our approach and our advancements in leadership that we’ve taken with Lutathera, a treatment for neuroendocrine tumors. We’ve also taken an additional step in terms of the proposed merger, working with Endocyte in terms of how we will advance in terms of metastatic castration-resistant prostate cancer. All of these in terms of our platform therapies, we intend to move fast to scale, develop capabilities and lead for the long term.

Samit Hirawat - Novartis Oncology - Global Head of Oncology Development

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

As you’re aware, Novartis declared its intentions to acquire Endocyte earlier this — earlier in October. Of course, the acquisition is predicated on approvals to the regulatory bodies and shareholder approvals, but what it does is provide opportunities for development of a novel therapy, which looks at the lutetium-labeled PSMA ligand to be delivered to patients with prostate cancer.

Now these data that have been generated on Slide 61, as you can see, are quite encouraging and certainly provide a level of confidence, because you can see on the right side of the slide, the PSMA response — on the left side of the slide, the PSMA response rate, more than 60% of the patients with a PSA reduction of more than 50%.

On the right side of the slide, you can see the correlation of that PSA reduction or PSA response rate very nicely with the overall survival in these patients with castration-resistant prostate cancer who are heavily pretreated.

These Phase II data are then forming the basis of the trial VISION study, Phase III study, designed by Endocyte, where patients with metastatic castration-resistant prostate cancer, whose disease has progressed after prior treatment with an antiandrogen and have received at least one prior taxane, are then randomize in a 2:1 fashion, and 750 patients will be enrolled in the trial to receive either PSMA-617 or — with best supportive care or best supportive care. The background antiandrogen therapy can continue in these patients.

What is very important to note over here is that there is an agreement that Endocyte has reached with the FDA that radiological progression-free survival can be used as an alternative primary endpoint in place of overall survival, which also needs to be followed for a registration. What that really means is that this therapy could become available for patients much earlier than anticipated, and we are looking forward to these data as well.

So overall, from a AAA perspective, from radioligand therapy perspective, just to summarize on Slide 63, Lutathera launch has gone quite well.  Many of patients are now benefiting, and certainly, the 2019 view looks quite promising. Overall, the AAA pipeline is quite healthy in terms of adding additional molecules and looking at prostate cancer and other indications in oncology. And Novartis has announced its intentions and agreement to acquire Endocyte, which would then expand the company’s nuclear medicine portfolio.

Peter James Welford - Jefferies LLC, Research Division - Senior Equity Analyst

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

And equally then, thinking about with PSMA. Have you got a gallium pet diagnostic and development to use with the Endocyte product? Or can you somehow bridge over the gap and divest how you’ve got to that?

Elizabeth Barrett - Novartis AG - CEO of Novartis Oncology

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

The PSMA, and assuming that goes forward, we do not have a diagnostic today. And we cannot use the same diagnostic that we have for NET, but that’s obviously one of the first things we’re working on, as well as Endocyte was already working on that. And until close, they will continue to do that. But we also have some ideas on how we can accelerate that, given our experience and expertise in this area.

Samit Hirawat - Novartis Oncology - Global Head of Oncology Development

Just to add to what Liz is saying. In the VISION trial, patients are required to have a PSMA-positive scan using the gallium level. So that is already included in the study. And as Liz said, Endocyte is already working with other collaborators in terms of getting that to the regulators. And these are approved...

Elizabeth Barrett - Novartis AG - CEO of Novartis Oncology

In a scalable way.

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]